Exhibit 99.1

On March 5, 2010, United Bancshares, Inc. issued the following release:

The Union Bank Company promotes Young

Daniel W. Schutt, Chairman and CEO of The Union Bank Company is pleased to announce the promotion of Brian D. Young to President and Chief Operating Officer of The Union Bank Company. Mr. Young is currently the bank’s Executive Vice President and Chief Financial Officer and is a member of the Board of Directors.  Mr. Young is also the Executive Vice President, Chief Financial Officer and Treasurer for United Bancshares, Inc., the holding company for The Union Bank Company.  Mr. Young is a graduate of Cedarville University and the Stonier Graduate School of Banking.  He is a Certified Public Accountant and a member of the Ohio Bankers League’s Government Relations Council, The American Institute of Certified Public Accountants, and The Ohio Society of CPAs.  Mr. Young serves on the Board of Directors of the Putnam County YMCA and participates in various other community organizations. Mr. Young has been with the Bank since 2001.  He resides in Bluffton, Ohio with his wife Kendy and their two children.

Celebrating over 105 years of community banking, The Union Bank Company is a wholly owned subsidiary of United Bancshares, Inc. (NASDAQ: UBOH-news), a $616 million bank holding company headquartered in Columbus Grove, Ohio.  The Union Bank Company serves Allen, Putnam, Sandusky, Van Wert and Wood counties in Ohio with locations in Bowling Green, Columbus Grove, Delphos, Gibsonburg, Kalida, Leipsic, Lima, Ottawa and Pemberville, Ohio.